Exhibit 99.1

Investor Contact: Larry P. Kromidas
(314) 480-1452
lpkromidas@olin.com

  News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

OLIN ANNOUNCES FIRST QUARTER 2018 EARNINGS

First Quarter Highlights

•	Net income of $20.9 million and adjusted EBITDA of $240.3 million

•	Reiterated full year 2018 adjusted EBITDA forecast of $1.25 billion

•	Announces a $500 million share buyback authorization

Clayton, MO, May 1, 2018 - Olin Corporation (NYSE: OLN) announced financial results for the first quarter ended March 31, 2018.

The first quarter 2018 reported net income was $20.9 million, or $0.12 per diluted share, which compares to the first quarter 2017 net income of $13.4 million, or $0.08 per diluted share. First quarter 2018 adjusted EBITDA of $240.3 million reflects depreciation and amortization expense of $146.7 million, restructuring charges of $4.0 million, and information technology integration and other costs of $6.8 million. First quarter 2018 adjusted EBITDA excludes an $8.0 million gain from an insurance recovery resulting from a second quarter 2017 Freeport, Texas vinyl chloride monomer facility business interruption claim. First quarter 2017 adjusted EBITDA was $220.4 million. Sales in the first quarter 2018 were $1,710.3 million compared to $1,567.1 million in the first quarter 2017.

John E. Fischer, Chairman, President and Chief Executive Officer, said, “Our first quarter 2018 adjusted EBITDA of $240.3 million exceeded our internal expectations due to stronger pricing in both the Chlor Alkali Products and Vinyls and the Epoxy businesses. The first quarter, which included approximately $92 million of planned maintenance turnaround costs, is expected to be the weakest quarter of the year. Our first quarter 2018 caustic soda pricing improved approximately 40% from first quarter 2017 and approximately 10% sequentially. We expect additional improvements in caustic soda pricing in the second quarter. Chlorine and chlorine-derivatives pricing also improved sequentially. The Epoxy business experienced improved pricing, which more than offset increases in raw material costs, primarily benzene and propylene. The Winchester business continued to experience reduced commercial demand and higher commodity material costs. As a result, we no longer believe Winchester segment results will improve for the full year 2018 compared to 2017.

“The first quarter 2018 included a planned maintenance turnaround schedule in both the Chlor Alkali Products and Vinyls and Epoxy businesses that meaningfully reduced chlorine, caustic soda and epoxy resin production. Maintenance turnarounds in Freeport, Texas; Plaquemine, Louisiana; and McIntosh, Alabama were completed in April and the production facilities have returned to normal operations. The two-month planned maintenance turnaround at the Epoxy production facilities in Freeport, Texas was started approximately one week early and this accelerated $5 million of our maintenance turnaround expenses into the first quarter from the second quarter. Based on our 2018 planned maintenance turnaround schedule, we continue to expect full year 2018 planned maintenance turnaround expense to be approximately $30 million lower than 2017 levels.

“Pricing momentum in both the Chlor Alkali Products and Vinyls and Epoxy businesses remains positive. We are reiterating our 2018 adjusted EBITDA forecast of approximately $1.25 billion with upside opportunities of approximately 5% and downside risks of approximately 5%. Based on the positive outlook for both Chlor Alkali Products and Vinyls and Epoxy pricing and volumes, we currently believe our 2018 full year results outlook has more upside opportunity than downside risk.”

SEGMENT REPORTING

Olin defines segment earnings as income (loss) before interest expense, interest income, other operating income (expense), non-operating pension income and income taxes and includes the earnings of non-consolidated affiliates in segment results consistent with management’s monitoring of the operating segments.

CHLOR ALKALI PRODUCTS AND VINYLS

Chlor Alkali Products and Vinyls sales for the first quarter 2018 were $936.1 million compared to $836.9 million in the first quarter 2017. The increase in the first quarter sales compared to the prior year was primarily due to increased caustic soda, chlorine and other chlorine-derivatives pricing, partially offset by lower volumes and lower ethylene dichloride pricing. First quarter 2018 segment earnings of $130.5 million improved compared to $87.5 million in the first quarter 2017, primarily due to higher pricing for caustic soda, chlorine and other chlorine-derivatives, and lower ethylene costs. These items were partially offset by lower ethylene dichloride pricing and lower volumes. Chlor Alkali Products and Vinyls first quarter 2018 results included depreciation and amortization expense of $113.7 million compared to $104.6 million in the first quarter 2017.

EPOXY

Epoxy sales for the first quarter 2018 were $603.3 million compared to $567.6 million in the first quarter 2017. The increase in Epoxy sales was primarily due to higher product prices. The first quarter 2018 segment loss was $22.1 million compared to a segment loss of $1.2 million in the first quarter 2017. The Epoxy segment earnings decline was principally due to higher planned maintenance turnaround costs. The first quarter 2018 Epoxy segment earnings reflected $44.7 million of maintenance costs, unabsorbed fixed manufacturing costs, and reduced profit from lost sales associated with an approximately two-month planned maintenance turnaround at our production facilities in Freeport, Texas. Higher raw material costs, primarily benzene and propylene, were more than offset by higher product prices. Epoxy first quarter 2018 results included depreciation and amortization expense of $26.7 million compared to $22.4 million in the first quarter 2017.

WINCHESTER

Winchester sales for the first quarter 2018 were $170.9 million compared to $162.6 million in the first quarter 2017. The increase in sales was primarily due to higher military sales, partially offset by lower sales to commercial customers. First quarter 2018 segment earnings were $12.0 million compared to $25.1 million in the first quarter 2017. The decrease in segment earnings was primarily due to higher commodity and other material costs, a less favorable product mix, and lower selling prices. Year over year commodity and other material costs increased $7.0 million. Winchester first quarter 2018 results included depreciation and amortization expense of $5.1 million compared to $4.9 million in the first quarter 2017.

CORPORATE AND OTHER COSTS

First quarter 2018 charges to income for environmental investigatory and remedial activities were $2.3 million compared to $2.6 million in the first quarter 2017. These charges related primarily to remedial and investigatory activities associated with former waste sites and past operations of the legacy Olin businesses.

Other corporate and unallocated costs in the first quarter 2018 increased by $4.9 million compared to the first quarter 2017, primarily due to higher legal and litigation costs and costs associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs, partially offset by lower stock-based compensation, which includes mark to market adjustments.

NON-OPERATING PENSION INCOME

Non-operating pension income reflects the adoption of Accounting Standards Update 2017-07 and includes all components of pension and other postretirement benefits income (costs) other than service costs, which continue to be included within operating income and are allocated to the operating segments based on their respective census data. Costs of goods sold, selling and administration expense and operating segment results for 2017 have been restated to reflect this accounting change. Non-operating pension income included in the first quarter 2018 was $5.4 million compared to $8.9 million in the first quarter 2017.

SHARE REPURCHASE PLAN

On April 26, 2018, Olin’s Board of Directors approved a share repurchase program for up to $500 million of Olin common stock. The repurchases can begin immediately, and will be effected from time to time on the open market, or in privately negotiated transactions.

CASH AND DEBT

The cash balance at March 31, 2018 was $109.1 million.  In first quarter 2018, we repaid $20 million of debt outstanding on our revolving credit facility, $20 million of term loan debt and $20 million of our accounts receivable securitization program using available cash. During 2018, Olin has no required debt repayments. Olin typically experiences a working capital increase during the first quarter. The increase in working capital was $73.2 million in first quarter 2018 compared to $65.1 million in first quarter 2017.

DIVIDEND

On April 26, 2018, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on June 11, 2018, to shareholders of record at the close of business on May 10, 2018. This will be the 366th consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

Olin management will host a conference call to discuss first quarter 2018 earnings at 10:00 A.M. ET on Wednesday, May 2, 2018. The call, along with associated slides, which will be available one hour prior to the call, will be accessible via webcast through Olin’s website, www.olin.com. An archived replay of the webcast will also be available on the Investor Relations section of Olin’s website beginning at 12:00 P.M. ET. A final transcript of the call will be posted the day following the event.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. These statements may include statements regarding the October 2015 transaction to acquire the business (the Acquired Business) from DowDuPont, the expected benefits and synergies of the transaction, and future opportunities for the combined company following the transaction. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “project,” “estimate,” “forecast,” “optimistic,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2017, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, vinyls, urethanes, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;

•	higher-than-expected raw material and energy, transportation, and/or logistics costs;

•	failure to control costs or to achieve targeted cost reductions;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	complications resulting from our multiple enterprise resource planning systems and the conversion to one single system;

•	changes in, or failure to comply with, legislation or government regulations or policies;

•	the failure or an interruption of our information technology systems;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	weak industry conditions could affect our ability to comply with the financial maintenance covenants in our senior credit facility;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	fluctuations in foreign currency exchange rates;

•	unexpected litigation outcomes;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	our substantial amount of indebtedness and significant debt service obligations;

•	the integration of the Acquired Business may not be successful in fully realizing the benefits of the anticipated synergies;

•	failure to attract, retain and motivate key employees;

•	our assumptions included in long range plans not realized causing a non-cash impairment charge of long-lived assets;

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital; and

•	differences between the historical financial information of Olin and the Acquired Business and our future operating performance.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2018-11

Olin Corporation
Consolidated Statements of Operations(a)

	Three Months Ended March 31,
(In millions, except per share amounts)	2018	2017
Sales	$1,710.3	$1,567.1
Operating Expenses:
Cost of Goods Sold(b)	1,528.7	1,397.5
Selling and Administration(b)	100.5	92.9
Restructuring Charges(c)	4.0	8.2
Acquisition-related Costs(d)	0.3	7.0
Other Operating Income (Expense)(e)	8.1	(0.4)
Operating Income	84.9	61.1
Earnings of Non-consolidated Affiliates	0.5	0.5
Interest Expense(f)	63.7	52.4
Interest Income	0.4	0.2
Non-operating Pension Income(b)	5.4	8.5
Income before Taxes	27.5	17.9
Income Tax Provision	6.6	4.5
Net Income	$20.9	$13.4
Net Income Per Common Share:
Basic	$0.13	$0.08
Diluted	$0.12	$0.08
Dividends Per Common Share	$0.20	$0.20
Average Common Shares Outstanding - Basic	167.2	165.6
Average Common Shares Outstanding - Diluted	169.2	167.9

(a)	Unaudited.

(b)
Non-operating pension income reflects the adoption of Accounting Standards Update 2017-07 and includes all components of pension and other postretirement income (costs) other than service costs, which continue to be included within operating income. Reclassification adjustments to cost of goods sold and selling and administration expense for 2017 have been made to reflect this accounting change.

(c)	Restructuring charges for both the three months ended March 31, 2018 and 2017 were primarily associated with the closure of 433,000 tons of chlor alkali capacity across three separate Olin locations.

(d)	Acquisition-related costs for both the three months ended March 31, 2018 and 2017 were associated with our integration of the Acquired Business.

(e)
Other operating income (expense) for the three months ended March 31, 2018 included an $8.0 million insurance recovery associated with a second quarter 2017 business interruption at our Freeport, Texas vinyl chloride monomer facility.

(f)
Interest expense for the three months ended March 31, 2018 included $3.9 million of accretion expense related to the 2020 ethylene payment discount. Interest expense for the three months ended March 31, 2018 and 2017 also included $2.6 million and $2.7 million, respectively, for the write-off of unamortized deferred debt issuance costs associated with the prepayment of debt.

Olin Corporation
Segment Information(a)

	Three Months Ended March 31,
(In millions)	2018	2017
Sales:
Chlor Alkali Products and Vinyls	$936.1	$836.9
Epoxy	603.3	567.6
Winchester	170.9	162.6
Total Sales	$1,710.3	$1,567.1
Income (Loss) before Taxes:
Chlor Alkali Products and Vinyls	$130.5	$87.5
Epoxy	(22.1)	(1.2)
Winchester	12.0	25.1
Corporate/Other:
Environmental Expense	(2.3)	(2.6)
Other Corporate and Unallocated Costs	(36.5)	(31.6)
Restructuring Charges(b)	(4.0)	(8.2)
Acquisition-related Costs(c)	(0.3)	(7.0)
Other Operating Income (Expense)(d)	8.1	(0.4)
Interest Expense(e)	(63.7)	(52.4)
Interest Income	0.4	0.2
Non-operating Pension Income(f)	5.4	8.5
Income before Taxes	$27.5	$17.9

(a)	Unaudited.

(b)	Restructuring charges for both the three months ended March 31, 2018 and 2017 were primarily associated with the closure of 433,000 tons of chlor alkali capacity across three separate Olin locations.

(c)	Acquisition-related costs for both the three months ended March 31, 2018 and 2017 were associated with our integration of the Acquired Business.

(d)
Other operating income (expense) for the three months ended March 31, 2018 included an $8.0 million insurance recovery associated with a second quarter 2017 business interruption at our Freeport, Texas vinyl chloride monomer facility.

(e)
Interest expense for the three months ended March 31, 2018 included $3.9 million of accretion expense related to the 2020 ethylene payment discount. Interest expense for the three months ended March 31, 2018 and 2017 also included $2.6 million and $2.7 million, respectively, for the write-off of unamortized deferred debt issuance costs associated with the prepayment of debt.

(f)
Non-operating pension income reflects the adoption of Accounting Standards Update 2017-07 and includes all components of pension and other postretirement income (costs) other than service costs, which are allocated to the operating segments based on their respective census data. Operating segment results for 2017 have been restated to reflect this accounting change.

Olin Corporation
Consolidated Balance Sheets(a)

	March 31,	December 31,	March 31,
(In millions, except per share data)	2018	2017	2017
Assets:
Cash & Cash Equivalents	$109.1	$218.4	$168.5
Accounts Receivable, Net	835.6	733.2	774.5
Income Taxes Receivable	17.5	16.9	25.5
Inventories	675.6	682.6	656.3
Other Current Assets	61.2	48.1	44.9
Total Current Assets	1,699.0	1,699.2	1,669.7
Property, Plant and Equipment (Less Accumulated Depreciation of $2,444.2, $2,333.1 and $2,001.1)	3,539.4	3,575.8	3,659.2
Deferred Income Taxes	39.4	36.4	112.7
Other Assets	1,197.0	1,208.4	637.2
Intangibles, Net	565.1	578.5	615.4
Goodwill	2,120.3	2,120.0	2,119.0
Total Assets	$9,160.2	$9,218.3	$8,813.2
Liabilities and Shareholders' Equity:
Current Installments of Long-term Debt	$0.7	$0.7	$81.8
Accounts Payable	698.2	669.8	637.3
Income Taxes Payable	16.0	9.4	8.1
Accrued Liabilities	256.1	274.4	258.2
Total Current Liabilities	971.0	954.3	985.4
Long-term Debt	3,534.7	3,611.3	3,530.8
Accrued Pension Liability	628.7	635.9	627.5
Deferred Income Taxes	498.4	511.2	1,033.0
Other Liabilities	764.3	751.9	364.9
Total Liabilities	6,397.1	6,464.6	6,541.6
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 240.0 Shares: Issued and Outstanding 167.2 Shares (167.1 and 165.9 in 2017)	167.2	167.1	165.9
Additional Paid-in Capital	2,285.0	2,280.9	2,253.7
Accumulated Other Comprehensive Loss	(552.8)	(484.6)	(502.1)
Retained Earnings	863.7	790.3	354.1
Total Shareholders' Equity	2,763.1	2,753.7	2,271.6
Total Liabilities and Shareholders' Equity	$9,160.2	$9,218.3	$8,813.2

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Three Months Ended March 31,
(In millions)	2018	2017
Operating Activities:
Net Income	$20.9	$13.4
Stock-based Compensation	3.1	1.5
Depreciation and Amortization	146.7	135.1
Deferred Income Taxes	(18.9)	9.5
Qualified Pension Plan Contributions	(0.5)	(0.1)
Qualified Pension Plan Income	(3.8)	(6.7)
Changes in:
Receivables	(102.5)	(80.2)
Income Taxes Receivable/Payable	6.0	0.1
Inventories	14.9	(23.8)
Other Current Assets	(16.7)	(17.5)
Accounts Payable and Accrued Liabilities	25.1	56.3
Other Assets	3.1	3.1
Other Noncurrent Liabilities	0.3	4.6
Other Operating Activities	3.2	4.6
Net Operating Activities	80.9	99.9
Investing Activities:
Capital Expenditures	(89.5)	(83.0)
Proceeds from Disposition of Property, Plant and Equipment	0.1	-
Net Investing Activities	(89.4)	(83.0)
Financing Activities:
Long-term Debt (Repayments) Borrowings, Net	(59.6)	2.3
Stock Options Exercised	1.0	8.8
Dividends Paid	(33.4)	(33.1)
Debt Issuance Costs	(8.5)	(11.2)
Net Financing Activities	(100.5)	(33.2)
Net Decrease in Cash and Cash Equivalents	(109.0)	(16.3)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(0.3)	0.3
Cash and Cash Equivalents, Beginning of Period	218.4	184.5
Cash and Cash Equivalents, End of Period	$109.1	$168.5

(a)	Unaudited.

Olin Corporation
Non-GAAP Financial Measures(a)

Olin's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax expense (benefit), other expense (income), restructuring charges, acquisition-related costs and certain other non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance without regard to financing methods, capital structures, taxes or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are omitted from this release because Olin is unable to provide such reconciliations without the use of unreasonable efforts. This inability results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliations. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including interest expense (income), income tax expense (benefit), other expense (income), restructuring charges and acquisition-related costs. Because of our inability to calculate such adjustments, forward-looking net income guidance is also omitted from this release. We expect these adjustments to have a potentially significant impact on our future GAAP financial results.

	Three Months Ended March 31,
(In millions)	2018	2017
Reconciliation of Net Income to Adjusted EBITDA:
Net Income	$20.9	$13.4
Add Back:
Interest Expense	63.7	52.4
Interest Income	(0.4)	(0.2)
Income Tax Provision	6.6	4.5
Depreciation and Amortization	146.7	135.1
EBITDA	237.5	205.2
Add Back:
Restructuring Charges(b)	4.0	8.2
Acquisition-related Costs(c)	0.3	7.0
Information Technology Integration Project(d)	6.5	—
Certain Non-recurring Items(e)	(8.0)	—
Adjusted EBITDA	$240.3	$220.4

(a)	Unaudited.

(b)	Restructuring charges for both the three months ended March 31, 2018 and 2017 were primarily associated with the closure of 433,000 tons of chlor alkali capacity across three separate Olin locations.

(c)	Acquisition-related costs for both the three months ended March 31, 2018 and 2017 were associated with our integration of the Acquired Business.

(d)
Information technology integration project for the three months ended March 31, 2018 included costs associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs of $6.5 million.

(e)
Certain non-recurring items for the three months ended March 31, 2018 included an $8.0 million insurance recovery associated with a second quarter 2017 business interruption at our Freeport, Texas vinyl chloride monomer facility.